UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Vermillion, Inc.

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Dear Fellow Shareholders:

Thank you for the opportunity to address the key issues outlined in this Proxy. On March 21, 2013, Vermillion will hold its Annual Shareholder meeting. Each of the items described in the proxy are important and must be approved in order to continue our momentum, particularly, on the election of the Class III director. We need experienced capable leaders as members of our Board of Directors. We need leaders with clinical diagnostic industry experience, and we need leaders with knowledge of the FDA process for product approvals and the necessary ongoing communications. We need leaders who know the impact that insurance reimbursement plays on the success of a new healthcare product, and we need leaders who can contribute positively to the growth of the Vermillion business and growth in shareholder value for all of us.

Our Board candidate, Roberta L. (Robin) Della Vedova, has many years of experience in the diagnostic healthcare business. Robin has both large company and small company experience. She has been involved with companies in both women’s health and cancer diagnostics. Robin co-founded a company that provided molecular solid tumor testing to physicians and she was personally involved in financing the business while managing the operations of the business. She was instrumental in the negotiations of the sale of the business to a larger company. In her most recent responsibility, Robin expanded the global sales of the Diagnostic product line of a Life Sciences business until it was sold to a larger company. Robin brings all the skill sets necessary to be a positive contributing member of our Board of Directors.

As you will see when you read all of the proxy materials, another candidate, Mr. Robert Goggin, is expected to be nominated for this Class III Board seat through a competing minority shareholder proxy. Mr. Goggin does not have any healthcare or diagnostic industry experience, nor does he have any direct knowledge of the women’s health market. He has never been involved with clearing products through the FDA or commercializing diagnostic tests. He has never dealt with CMS and has no working knowledge of how reimbursement codes are assigned. He does not have experience with how insurance companies establish their reimbursement policies for a clinical diagnostic product. Mr. Goggin has never been on the board of directors of any public company, held a management position in a healthcare company, or ever been in a position of line management responsibility for maximizing shareholder value. In addition, a recent ruling issued by the Chancery Court of Delaware dismissing a dissident shareholder suit against Vermillion, Mr. Goggin was found to have knowingly caused his assistant to improperly notarize court filings in connection with a proxy related dispute. Given his lack of qualifications on multiple fronts and unethical legal behavior before the Delaware Chancery Court, the Board of Vermillion strongly recommends that you do not vote for this candidate.

It is also important for you to approve the addition of options for 1,300,000 shares to replenish the employee option pool and to provide sufficient shares for Vermillion to recruit a permanent CEO. With the dissident shareholder suit delaying the scheduling of our annual shareholder meeting by court order, we did not have sufficient common shares to back stock option offers to permanent CEO candidates, resulting in the loss of several qualified candidates.

Your approval of Robin Della Vedova and replenishing the employee stock option pool will go a long way toward bringing Vermillion back on a positive trajectory for growth, building upon the solid technical and market development foundation that has been put in place at Vermillion. The OVA1 product is an excellent addition to the way physicians manage patients with an ovarian mass. The recently published OVA500 data further validate the value of OVA1 in diagnosing ovarian cancer. With a sensitivity of 96 % and a negative predictive value of 95% physicians can, with high confidence, rule out the presence of ovarian cancer allowing for more informed decisions to better manage their patients. The brand awareness for OVA1 is high and physician support is growing rapidly. With a newly established reimbursement code in place, we expect to make good progress in 2013 with insurers and other payers to expand coverage. I believe these steps have set the stage for a bright future for Vermillion and its shareholders.

As your Interim CEO and fellow shareholder, I ask that you cast your ballot for Roberta L. (Robin) Della Vedova and for replenishing the employee stock option pool. Robin has the necessary qualifications to be an excellent Director on the Vermillion Board and the additional options will provide the means to attract and retain a highly qualified CEO to carry Vermillion forward in its mission to build a substantial business in women’s healthcare.

Thank you for your consideration and support.

Sincerely,

Bruce A. Huebner

Chief Executive Officer